Exhibit 99.1
LIFEVANTAGE ANNOUNCES UNAUDITED FIRST QUARTER FISCAL 2011 FINANCIAL AND OPERATING RESULTS
Company Reports $345k Record Operating Profit on Revenue Increase of $4.6 million, or 247%
over Same Quarter Last Year
Conference call scheduled for November 10, 2010 at 1:30pm (Pacific); simultaneous webcast at
www.lifevantage.com
San Diego, CA, November 9, 2010, LifeVantage Corporation (OTCBB: LFVN), the maker of science-based solutions to oxidative stress, announced unaudited first quarter fiscal 2011 financial and operating results.
The Company recorded approximately $6.4 million net revenue for the three month period ended September 30, 2010, which represents a $4.6 million, or 247%, increase over net revenue from the same quarter last fiscal year, and a $2.0 million, or 45%, sequential increase over net revenue from the fourth fiscal quarter of 2010. The Company also recorded $5.4 million in gross profit, representing an 84% gross profit margin, an approximate 1% improvement over both first and fourth fiscal quarters of 2010.
Total operating expenses for the first fiscal quarter 2011 were approximately $5.1 million, which represents a $525,000, or 12%, increase over operating expenses from the same quarter last fiscal year, and a $1.1 million, or 27%, sequential increase over operating expenses from the fourth fiscal quarter of 2010. The increase of $1.1 million over last quarter is due to increased sales commissions attributed directly to increased revenue, and to higher personnel costs, tied to our increased support requirements.
Along with recording our highest quarterly net revenue of $6.4 million, the Company is also reporting record operating income of approximately $345,000 in the first fiscal quarter 2011. This $345,000 operating profit compares to an operating loss of over $3.0 million for the same quarter last year and an operating loss of $290,000 for the most recent fourth fiscal quarter 2010. The improvement of $635,000 in operating income is due to a $1.7 million increase in gross profit offset by a $1.1 million increase in operating expenses.
“We are very pleased with our first quarter results,” said David W. Brown, LifeVantage President and CEO, “They reflect the growth we saw at our recent Elite Academy in San Diego, attended by over 1200 distributors. We’d like to thank all of our distributors, customers and employees responsible for these record results.”
Conference Call Information
The Company will hold a conference call on November 10, 2010 at 1:30pm Pacific time (4:30pm Eastern time) to discuss first fiscal quarter 2011 financial and operating results and provide an update on its business. David W. Brown, President and Chief Executive Officer, is scheduled to lead the call and will be joined by Carrie E. McQueen, Chief Financial Officer.
The conference call may be accessed by dialing 888-452-4034 for domestic callers and entering the pass code 2457343. The webcast will be available live via the Internet by accessing the Investors section of LifeVantage’s website at http://www.lifevantage.com/investor-profile.aspx. Replays of the webcast will be available on LifeVantage’s website for 30 days and a phone replay will be available through November 15th, 2010 by dialing 888-203-1112 and entering the pass code 2457343.
About LifeVantage Corporation
LifeVantage Corporation (OTCBB: LFVN) is a dietary supplement company which markets and sells its products through the network marketing, or multi-level marketing industry, and seeks to enhance life through anti-aging and wellness products while creating business opportunities. The Company offers only what it refers to as “true” products, which are products backed by science, in two principal categories: a dietary supplement that combats oxidative stress and anti-aging skincare. LifeVantage’s centerpiece product is Protandim®, a dietary supplement which has been clinically proven to reduce the effects of oxidative stress as well as the progressive rate of cellular aging. The Company also offers LifeVantage TrueScience™ Anti-Aging Cream, a scientifically-based, groundbreaking and unique skin care product. For more information, visit www.LifeVantage.com.

Forward Looking Statements
This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as “believe,” “hopes,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Such forward-looking statements are not guarantees of performance and the Company’s actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company’s current expectations and beliefs concerning future events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, the potential failure or unintended negative consequences of the implementation of the Company’s network marketing sales channel; the Company’s ability to retain independent distributors or to attract new independent distributors on an ongoing basis; the potential for third party and governmental actions involving the Company’s network marketing sales channel; the potential for product liability claims against the Company; the risk that government regulators and regulations could adversely affect the Company’s business; future laws or regulations may hinder or prohibit the production or sale of the Company’s existing product and any future products; unfavorable publicity could materially hurt the Company’s business; and the Company’s ability to protect its intellectual property rights and the value of its product. These and other risk factors are discussed in greater detail in the Company’s Annual Report on Form 10-K and its Quarterly Report on Form 10-Q under the caption “Risk Factors”, and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.
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Investor Relations Contact:
Ioana C. Hone
(858) 312-8000 Ext. 4
LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the three months ended
	September 30,
	2010	2009
Sales, net	$6,443,349	$1,857,997
Cost of sales	1,020,135	312,974

Gross profit	5,423,214	1,545,023

Operating expenses:
Sales and marketing	3,410,843	2,012,166
General and administrative	1,507,093	2,381,156
Research and development	109,793	106,892
Depreciation and amortization	50,716	53,298

Total operating expenses	5,078,445	4,553,512

Operating income (loss)	344,769	(3,008,489)
Other income (expense):
Interest expense	(1,464,623)	(153,701)
Change in fair value of derivative liabilities	1,835,047	6,027,736

Total other income	370,424	5,874,035

Net income	715,193	2,865,546

Net income per share, basic and diluted	$0.01	$0.05

Weighted average shares, basic	63,684,437	55,634,601
Weighted average shares, diluted	89,693,864	61,841,866